Exhibit 10.1

AAON, INC.
EXECUTIVE SEVERANCE PLAN
AND
SUMMARY PLAN DESCRIPTION

Effective July 30, 2024

AAON, INC.

EXECUTIVE SEVERANCE PLAN
AND
SUMMARY PLAN DESCRIPTION

ARTICLE I. INTRODUCTION

AAON, Inc. (the “Company”) hereby establishes and adopts the AAON, Inc. Executive Severance Plan (the “Plan”), effective as of July 30, 2024 (the “Effective Date”), to provide financial and transitional assistance to certain eligible Employees (as defined below) who separate from the Company or an Affiliate (as defined below) due to a termination of employment by the Company without Cause (as defined below) or by the Employee for Good Reason (as defined below) at any time.
The Plan is intended to constitute an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. The Plan is intended to be a “top hat” plan maintained primarily for a select group of management or highly compensated employees.

Except as otherwise provided below, as of the Effective Date, the Plan replaces any and all severance pay plans, policies, practices, arrangements or programs, written or unwritten, that the Company may have had in effect for its employees from time to time prior to the Effective Date; any Employee who is eligible for the Plan whose employment is terminated on or after the Effective Date shall not be entitled to any severance benefits other than those set forth herein. Notwithstanding the foregoing, nothing in the Plan shall adversely affect the rights an individual Employee may have to severance payments under any written agreement executed by and between the Company and that Employee (a “Severance Agreement”) and any Employee who is a party to a Severance Agreement that is in effect on the date he or she suffers a termination of employment shall not be entitled to receive severance benefits pursuant to the Plan that would be duplicative of any benefits such Employee is entitled to receive under his or her Severance Agreement. For purposes of clarity, severance payments for purposes of the foregoing sentence shall not include bonus payments (including, without limitation, retention bonus payments) that become eligible for payment in the event such Employee is terminated by the Company prior to the date such bonus would otherwise be paid.

ARTICLE II. DEFINITIONS

The words used in the Plan shall have the respective meanings set forth below unless the context clearly indicates otherwise. Except as otherwise indicated by the context, any masculine terminology used herein also includes the feminine and vice versa, and the definition of any term herein in the singular shall also include the plural, and vice versa.

Section 2.1 Administrator means the Compensation Committee.

Section 2.2 Affiliate means any Subsidiary or Parent of the Company that has been designated to participate in the Plan by the Administrator, and has adopted the Plan pursuant to Article V hereof.

Section 2.3 Annual Base Salary means the Participant’s annual base salary as in effect immediately prior to the Participant’s Separation from Service (or, if the Participant’s Separation from Service is with Good Reason because of a material reduction in the Participant’s annual base salary as described in Section 2.15(i) below, immediately prior to such reduction). For purposes of clarity, if a Participant is on an approved short-term disability leave or on designated leave pursuant to the Family and Medical Leave Act or other similar law, such Participant’s severance benefits shall be based upon the Participant’s annual base salary immediately preceding the inception of the leave.

Section 2.4 Appeals Administrator means an Appeals Committee of the Company, or, if the Claim for benefits hereunder affects a direct report of an Appeals Committee member, such entity or individual as may be designated by the Compensation Committee.

Section 2.5    Board means the Board of Directors of the Company.

Section 2.6    Cause shall have the meaning ascribed to such term in the AAON, Inc. 2024 Long-Term Incentive Plan, as amended.
.
Section 2.7    Change in Control shall have the meaning ascribed to such term in the AAON, Inc. 2024 Long-Term Incentive Plan, as amended.

Section 2.8    Change in Control Period means the 24-month period immediately following the closing date of a Change in Control.

Section 2.9    Claim means any claim, liability or obligation of any nature, arising out of or relating to the Plan or an alleged breach of the Plan or any Severance Benefit.

Section 2.10 Code means the Internal Revenue Code of 1986, as amended from time to time. References to any Section of the Internal Revenue Code shall include any successor provision thereto.

Section 2.11    Company means AAON, Inc., its successors and assigns and Affiliates or Subsidiaries of the Company.

Section 2.12    Compensation Committee means the committee designated by the Board of Directors.

Section 2.13    Employee means any person paid through the payroll department of the Company (as opposed to the accounts payable department of the Company) and who receives from the Company an annual IRS Form W-2; provided, however, that the term “Employee” shall not include any person who has entered into an employment agreement, change-in-control agreement, independent contractor agreement, consulting agreement, franchise agreement or any similar agreement with the Company, nor the employees of any such person, regardless of whether that person (including his or her employees) is later found to be an employee by any court of law or regulatory authority.

Section 2.14    ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.15    Good Reason means, the Company, without the Participant’s consent: (i) materially reduces the Participant’s base salary; (ii) materially reduces the Participant’s authority, duties, or responsibilities with the Company; (iii) requires the Participant to have the Participant’s principal work location(s) changed to a location in excess of 50 miles from the Participant’s principal work location immediately prior to the Effective Date. The foregoing events shall not constitute Good Reason unless the Participant delivers to the Company a written notice of Separation from Service for Good Reason specifying the alleged event constituting Good Reason within 90 days after the Participant first learns of the existence of the circumstances giving rise to Good Reason and within 30 days following delivery of such notice and the Company has failed to cure the circumstances giving rise to Good Reason.

Section 2.16    Parent means an entity which directly or indirectly holds a majority of the voting power or profits or capital interest of the Company.

Section 2.17    Participant means any Employee who is listed on Exhibit A hereto or is otherwise designated in writing by the Compensation Committee as eligible to participate in the Plan.

Section 2.18    Plan means the AAON, Inc. Executive Severance Plan.

Section 2.19    Qualifying Termination means the Company causes a Participant’s involuntary Separation from Service without Cause or a Participant incurs a Separation from Service for Good Reason, provided that such termination (a) occurs within the 90-day period immediately after the initiation of discussions leading to termination, and (b) can be demonstrated to have occurred at the request or initiation of parties involved. A Qualifying Termination shall not include a Participant’s Separation from Service due to his or her death, Total and Permanent Disability, resignation for any reason (other than with Good Reason), retirement, or commencement of a leave of absence.

Section 2.20    Separation from Service means a termination of services provided by an Employee to the Company whether voluntarily or involuntarily, other than for death, or Total and Permanent Disability, as determined by the Administrator in accordance with Treas. Reg. § 1.409A-1(h). In determining whether an Employee has experienced a Separation from Service, the following provisions shall apply:

(a) A Separation from Service shall occur when such Employee has experienced a termination of employment with the Company. An Employee shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Employee and the Company reasonably anticipate that either (i) no further services will be performed for the Company after a certain date, or (ii) that the level of bona fide services the Employee will perform for the Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by such Employee (whether as an employee or an independent contractor) over the immediately preceding 36 month period (or the full period of services to the Company if the Employee has been providing services to the Company less than 36 months).

(b) If an Employee is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Employee and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or if longer, so long as the Employee retains a right to reemployment with the Company under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six months and the Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of the Plan as of the first day immediately following the end of such six-month period. In applying the provisions of this Section 2.20, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services for the Company.

Section 2.21 Severance Benefit means a benefit to which an Employee may become entitled pursuant to Article III hereof.

Section 2.22 Severance Period means the number of months that a Participant’s Severance Benefits are payable, which shall equal the number of months of cash Severance Benefits that a Participant is eligible to receive under the Plan (for instance, if a Participant’s severance multiple set forth in Exhibit A is one, then such Participant’s Severance Period would be 12 months). Notwithstanding the foregoing, a Participant’s Severance Period shall terminate immediately, and such Participant shall not be entitled to any additional payments under the Plan on the date such Participant fails to comply with the provisions of any written agreement in effect between the Participant and the Company or a Subsidiary that contains restrictive covenants (e.g., non-competition, confidentiality and/or non-solicitation provisions).

Section 2.23 Specified Employee means any Employee who is determined to be a “key employee” (as defined under Section 416(i)) of the Code without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Administrator in accordance with Treas. Reg. § 1.409A-1(i). In determining whether an Employee is a Specified Employee, the following provisions shall apply:

(a) The Administrator’s identification of the individuals who fall within the definition of “key employee” under Section 416(i) of the Code (without regard to paragraph (5) thereof shall be based upon the 12-month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Section 416(i) of the Code to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. § 1.415(c)-2 (a) without regard to (i) any safe harbor provided in Treas. Reg. § 1.415(c)-2(d), (ii) any of the special timing rules provided in Treas. Reg. § 1.415(c)-2(e), and (iii) any of the special rules provided in Treas. Reg. § 1.415(c)-2(g); and

(b) Each Employee who is among the individuals identified as a “key employee” in accordance with part (a) of this Section 2.23 shall be treated as a Specified Employee for purposes of the Plan if such Employee experiences a Separation of Service during the 12-month period that begins on the April 1st following the applicable identification date.

Section 2.24 Subsidiary means any entity in which the Company, directly or indirectly, holds a majority of the voting power or profits or capital interest of such entity.

Section 2.25 Target Bonus means the Participant’s target bonus opportunity under the Company’s annual incentive plan that applies to the Participant for the year of the Participant’s Separation from Service, provided that if the Participant’s target bonus opportunity is reduced during the Change in Control Period, the Participant’s target bonus opportunity that was in effect prior to such reduction shall be the Participant’s Target Bonus for purposes of calculating the Severance Benefit.

Section 2.26    Total and Permanent Disability means, with respect to a Participant, that he or she is considered to have a disability that entitles such Participant to receive long-term disability benefits under the Company’s long-term disability (“LTD”) insurance plan or policy; provided, that in the event that the Participant is not being covered as an employee at the time of the Participant’s impairment under such LTD plan or policy, then “Total and Permanent Disability” shall mean that the Participant is considered to have a disability that entitles the Participant to receive benefits from the U.S. Social Security Administration.

ARTICLE III: ELIGIBILITY AND BENEFITS

Section 3.1 Eligibility for Severance Benefits.

(a) A Participant shall be entitled to receive a Severance Benefit (in accordance with Section 3.2) and continuation benefits (in accordance with Section 3.3) only if the Administrator, in its reasonable discretion, determines that:

(i) the Participant’s employment with the Company or an Affiliate has been terminated as the result of a Qualifying Termination.

(ii) the Severance Benefit described herein is not otherwise duplicative of payments already owed to the Participant under an employment, pre-existing retention, severance, change-in-control, or other special compensation agreement or pursuant to any applicable laws.

(iii) the Participant has not otherwise received and accepted an offer of employment with (A) the Company, (B) an Affiliate, (C) another company providing services to the Company or an Affiliate, or (D) any other company that entered into an agreement with the Company or an Affiliate to purchase, acquire, or transfer the stock or assets of the Company, an Affiliate, or a group, function or part of the Company or an Affiliate.

(iv) the Participant has not otherwise declined an offer of employment, the terms of which would have permitted the Participant to continue employment within 50 miles of the location(s) in which the Participant performed substantially all of his or her services immediately prior to the Qualifying Termination, with (A) the Company, (B) an Affiliate, (C) another company providing services to the Company or an Affiliate, or (D) any other company that entered into an agreement with the Company or an Affiliate to purchase, acquire, or transfer the stock or assets of the Company, an Affiliate, or a group, function or part of the Company or an Affiliate; provided, that if such Participant’s Separation from Service occurs during the Change in Control Period, the Participant shall not be required to accept such offer of employment if the terms of such offer would constitute Good Reason and the Participant has complied with the requirements of the Plan to trigger a Separation from Service for Good Reason.

(v) the Participant continues to comply with the provisions of any written agreement in effect between the Participant and the Company (or any of its Affiliates) that contains restrictive covenants (e.g., non-competition, confidentiality and/or non-solicitation provisions).

(vi) the Participant has executed and timely provided to the Administrator the Company’s standard form of release not to sue (a copy of which is available for review from the Administrator upon request) and such release has become effective and irrevocable within 30 days of the Employee’s Separation from Service (or such longer period that is required by applicable law) (the “Release”).

(b) Notwithstanding anything herein to the contrary, if a Participant has otherwise satisfied the criteria described in Section 3.1(a) above and is rehired by the Company or an Affiliate, such Participant’s entitlement to further Severance Benefit payments shall cease immediately, unless the Administrator, in its sole and absolute discretion, determines that the relationship between the former Employee and the Company or Affiliate for whom services are being provided constitutes a non-employee consulting relationship and that continued payment of such benefits is permitted by applicable law without adverse consequences to either the Company or the Participant, including, without limitation, Section 409A of the Code, as determined by the Administrator in its sole discretion. Regardless of the nature of a former Employee’s relationship with the Company or Affiliate, if such former Employee provides services to or for the Company or an Affiliate following a Qualifying Termination, such former Employee shall not be obligated to repay any Severance Benefits that have been paid pursuant to the Plan.

Section 3.2 Severance Benefits.

(a) Severance benefits payable to a Participant who has satisfied the applicable requirements reflected in Section 3.1 above shall be based upon the amounts determined in Section 3.2(b) below and, except as otherwise provided by this Section 3.2, shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures for the Participant’s Severance Period, with the first payment beginning on the first payroll date immediately following the date that the Release becomes irrevocable; provided, however, that if the period of time described in Section 3.1(a)(vi) for returning the Release begins in one taxable year and ends in a second taxable year, such payment shall not commence until the first payroll date in the second taxable year; provided however, in the event the Participant’s Separation from Service occurs during the Change in Control Period, the amount of each Participant’s Severance Benefit shall be payable in a lump sum on the first date such Severance Benefit would have otherwise been payable under this Section 3.2(a) had the Change in Control not occurred. Notwithstanding the foregoing, if the Participant is a Specified Employee, to the extent any amount payable pursuant to this Section 3.2 is subject to, and not otherwise exempt from the requirements of Section 409A of the Code, then to the extent required to comply with Section 409A of the Code, no payment of such amount shall be made before the first day after the end of the six month period immediately following the date on which the Participant experiences a Separation from Service, or if earlier, on the date of the Participant’s death.

(b) The amount of each Participant’s Severance Benefit shall equal the severance multiple set forth in the Severance Pay Table in Exhibit A that corresponds to the Participant’s position at the time of the Participant’s Separation from Service, multiplied by the Participant’s Annual Base Salary immediately prior to the Participant’s Separation from Service; provided, however, in the event the Participant’s Separation from Service occurs during the Change in Control Period, the severance multiple set forth in the Severance Pay Table in Exhibit A that corresponds to the Participant’s position shall be multiplied by the Participant’s Annual Base Salary and the Participant’s Target Bonus. In addition, in the event the Participant’s Separation from Service occurs during the Change in Control Period, the Participant shall be eligible to receive an annual incentive bonus for the year in which such Separation from Service occurs (pro-rated based on the number of days the Participant was employed during the year), payable at the same time that annual bonuses are paid by the Company to other similarly-situated employees for such year, provided that the Participant has signed and not revoked the Release.

(c) Each amount that is paid to an Employee pursuant to this Section 3.2 shall be treated as a separate payment for purposes of Section 409A of the Code, shall be subject to all applicable income and employment tax withholdings, and shall be subject to reduction to the extent required by Section 7.8 below.

Section 3.3 Continuation of Benefits. A Participant who incurs a Separation from Service will have the right to choose the continuation of any applicable group health benefit coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If any such Participant timely elects to continue such Participant’s coverage pursuant to COBRA and has also satisfied the applicable requirements reflected in Section 3.1 above, then in addition to any amounts payable to such Participant under Section 3.2 and provided such Participant timely executes and does not revoke the Release, the Company shall pay the Participant during each month until the end of such Participant’s Severance Period (or, if earlier, until the 18th month of the Severance Period or such date that such Participant’s COBRA coverage terminates for any reason) an additional cash payment equal to the COBRA premiums due for the coverage the Participant elects under the Company’s group health plan, with the first payment commencing on the date that the payment of the Severance Benefits under Section 3.2(a) commence, less all required taxes and withholdings. For purposes of clarity, each Participant shall be solely responsible for electing and paying the premiums for any COBRA benefits. Further, to the extent such group health benefits are self-insured or it is otherwise necessary to avoid penalties for the Participant or the Company, as determined by the Company in its sole discretion, the Company’s payments under this Section 3.3 shall be treated as a taxable payment to the Participant.

ARTICLE IV: CLAIMS PROCEDURES

Section 4.1 Initial Claim. If an individual makes a written request alleging a right to receive benefits under the Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Administrator shall treat it as a Claim for benefits. All Claims for benefits under the Plan shall be sent in writing to the Administrator and must be received within 30 days after the effective date of the eligible Employee’s termination of employment. If the Administrator, in its sole and absolute discretion, determines that a claimant is not entitled to receive all or any part of the benefits claimed, the Administrator will inform the claimant in writing of its determination and an explanation regarding the reason for its determination.

Section 4.2 Initial Claim Determination.

(a) Once the Administrator makes a determination regarding a Claim, the Administrator will send, by means of the U.S. mail, hand delivery or e-mail, a written notice providing:

(i) the Administrator’s determination,

(ii) the basis for the determination (along with appropriate references to pertinent provisions on which the denial is based),

(iii) a description of any additional material or information necessary to perfect the Claim and an explanation of why such material is necessary, and

(iv) the procedure that must be followed to obtain a review of the determination, including a description of the appeals procedure and how to bring a civil action for benefits under section 502(a) of ERISA.

(b) The initial Claim determination notice described above will be provided within a reasonable period of time, but no later than 90 days from the day the Administrator received the Claim, unless grounds for an extension (reflected in Section 4.2(c) below) exist.

(c) Grounds for an extension may arise in certain instances when the Administrator, for reasons beyond its control, cannot make a determination within the initial 90-day period. In such situations, the Administrator, acting in its sole and absolute discretion, may extend the initial 90-day period for up to an additional 90 days (for a total of 180 days); provided the Administrator:

(i) determines that an extension is necessary due to matters beyond its control, and

(ii) provides the claimant with written notice (which may be communicated by mail, hand delivery, or e-mail) prior to the expiration of the initial determination period that:

(A) an extension is necessary,

(B) the reason for the extension, and

(C) when a determination is expected to be rendered.

Section 4.3 Appeal of a Denied Claim.

(a) If a Claim for benefits is denied, either in whole or in part, and the claimant wants to contest such denial, the claimant must appeal the Administrator’s denial by requesting a review of the Claim by the Appeals Administrator. A claimant has the following rights if a Claim for benefits is denied (whether in whole or in part):

(i) an opportunity to request an appeal,

(ii) the ability to submit written comments, documents, records and other information in connection with the appeal, and

(iii) reasonable access to, and copies of, all documents, records, and other information relevant to the denied Claim at no charge.

(b) If a claimant chooses to file an appeal of a Claim that was denied in whole or in part, the request for review must be received within 60 days of the date in which the claimant received notice from the Administrator indicating that the initial Claim was denied.

(c) The review of an initial adverse determination by the Appeals Administrator will take into account all comments, documents, records and other information that has been submitted, without regard to whether such information was submitted and considered by the Administrator in the initial determination.

(d) In reviewing appeals, no deference will be given to an initial adverse benefit determination by the Administrator, and the review itself will be conducted by an appropriate named fiduciary who is neither the individual who made the adverse benefit determination that is the subject of the appeal nor the subordinate of such individual.

(e) If, following an appeal, a Claim is denied, either in whole or in part, after a review of the appeal and any additional information that a claimant has submitted, a notice containing the following information (which will be provided in writing by U.S. mail, hand delivery, or e-mail) will be provided within a reasonable period of time, but not later than 60 days from the date that a request for a review was received, unless grounds for an extension reflected in Section 4.3(f) below exist:

(i) the specific reason or reasons for the decision, including any adverse determinations,

(ii) references to the specific provisions on which the determination was based,

(iii) a statement describing how to request reasonable access to, and copies of, all documents, records, and other information that is relevant to the denied Claim (free of charge),

(iv) a description of any voluntary appeals procedure, if any, and how to obtain information about such procedure, and

(v) the ability to bring a cause of action for benefits under section 502(a) of ERISA.

(f) Grounds for an extension may arise in certain instances when, due to events beyond the Appeals Administrator’s control, a decision cannot be made within the initial 60-day period. In such situations, the initial 60-day period may be extended for up to an additional 60 days (for a total of 120 days); provided:

(i) a determination is made that an extension is necessary due to matters beyond the Appeals Administrator’s control, and

(ii) the claimant is provided with written notice (which may be communicated by mail, hand delivery, or e-mail) prior to the expiration of the initial determination period that:

(A) an extension is necessary,

(B) the reason for the extension, and

(C) when a determination is expected to be rendered.

ARTICLE V: ADOPTION OF THE PLAN BY AFFILIATES

The Plan may be adopted by any Affiliate if the Compensation Committee or its delegate approves such adoption. Upon such adoption, the provisions of the Plan shall be fully applicable to the Employees of that Affiliate. At any time that an Affiliate ceases to qualify as an Affiliate, it shall no longer be eligible to participate hereunder and any Employees in its employ shall no longer be eligible to receive benefits under the Plan.

ARTICLE VI: DURATION, AMENDMENT AND TERMINATION

Section 6.1 Duration. The Plan shall continue in full force and effect from the Effective Date until terminated by action of the Compensation Committee or its delegate.

Section 6.2    Termination and Amendment. Although the Company hopes and expects to continue the Plan, the Plan may be amended, changed, replaced, extended or terminated by the

Compensation Committee or its delegate at any time, in its sole and absolute discretion. The Compensation Committee or its delegate shall have full authority to amend any provision of the Plan to reduce, eliminate or alter benefits payable hereunder, or to alter, in any way, the criteria for eligibility to participate herein.

Section 6.3 Form of Amendment. The form of any Amendment of the Plan shall be a written instrument signed by any person authorized to sign by the Compensation Committee or its delegate. An Amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to the rights of all Employees hereunder.

ARTICLE VII: MISCELLANEOUS

Section 7.1 Employment Status. The Plan does not constitute a contract of employment or impose upon the Company or any Affiliate any obligation to retain the Employee as an employee, to change or not change the status of the Employee’s employment, or to change the Company’s policies or those of its Affiliates regarding termination of employment.

Section 7.2 Validity, Severability, and No Waiver. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The failure of the Company or a Participant to insist upon strict adherence to any term of the Plan on any occasion shall not be considered as a waiver of the rights of the Company or such Participant or deprive the Company or such Participant of the right thereafter to insist upon strict adherence to that term or any other term of the Plan. No failure or delay by the Company or any Participant in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 7.3 Indemnification of Administrator and Board. No member of the Board or the Compensation Committee, nor the Administrator, any Participant or Employee of the Company acting on behalf of the Board or the Compensation Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Compensation Committee, each Participant, and each Employee of the Company acting on behalf of the Board or the Compensation Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Board or the Compensation Committee (and no Affiliate) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any person claiming by and through any Participant) as a result of the Plan, any Severance Benefit or any Claim arising hereunder.

Section 7.4 Governing Law, Waiver of Jury Trial. To the extent not preempted by ERISA, the Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Oklahoma (excluding any conflict of laws, rule or principle of Oklahoma law that might refer the governance, construction, or interpretation of the Plan to the laws of another state). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Affiliate or any stockholder or existing or former director, Participant or Employee of the Company or any Affiliate. The individuals and entities described above in this Section 7.4 (other than the Company) shall be third-party beneficiaries of the Plan for purposes of enforcing the terms of this Section 7.4. By participating in the Plan, each Participant and the Company hereby (i) irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of a state district court of competent jurisdiction in Tulsa County, Oklahoma or the United States District Court for the Northern District of Oklahoma, and agree that any claim which, subject to Article IV above, may be brought in a court of law or equity may be brought in any such court, and (ii) knowingly, voluntarily and intentionally waive any rights such party may have to a trial by jury in respect of any litigation based hereon or arising out of or in connection with the Plan. This provision is a material inducement for Participant to be a Participant hereunder. Notwithstanding any provision to the contrary in any other agreements entered into between the Company and Participant, any dispute or claim arising from or relating to the Plan shall not be required to be submitted to a final, binding arbitration.

Section 7.5 Funding. The Plan is funded through the general assets of the Company and all payments of Severance Benefits with respect to a particular Employee shall be paid from the general assets of the Company. Neither the Company nor the Administrator shall have any obligation to establish a trust or fund for the payment of benefits under the Plan or to insure any of the benefits under the Plan. None of the Participants, members of the Board of Directors, or agents of the Company, any Affiliate or the Administrator guarantees in any manner the payment of benefits hereunder.

Section 7.6 Authority of the Administrator. The Administrator, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations, as necessary or appropriate for the administration of the Plan, and (iii) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Administrator shall be final, binding, and conclusive on all interested parties. The Administrator’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary. The Administrator may delegate to employees of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any employees of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

Section 7.7 Section 409A of the Code. The Company intends for the Plan, and any payments made pursuant to the Plan, to be exempt from the requirements of Section 409A of the Code as “short-term deferrals” within the meaning of Treasury Regulation Section 1.409A-1(b)(4) and the Administrator shall interpret the Plan at all times in accordance with such intent.

Section 7.8 Section 280G. In the event that any severance and other benefits provided to or for the benefit of the Participant or his or her legal representatives and dependents pursuant to the Plan and any other agreement, benefit, plan, or policy of the Company (the Plan and such other agreements, benefits, plans, and policies collectively being referred to herein as the “Change in Control Arrangements”) constitute “parachute payments” within the meaning of Section 280G(b)(2)(A)(i) of the Code (such severance and other benefits being referred to herein as the “Payments”), the Company will provide the Participant with a computation of (i) the maximum amount of “Payments” due to the Participant under the Change in Control Arrangements that could be made without the imposition of the excise tax under Section 4999 of the Code (said maximum amount being referred to as the “Capped Amount”); (ii) the value of all Payments that could be made pursuant to the terms of the Change in Control Arrangements (all said payments, distributions and benefits being referred to as the “Uncapped Payments”); (iii) the dollar amount of excise tax (if any) which the Participant would become obligated to pay pursuant to Section 4999 of the Code as a result of receipt of the Uncapped Payments (the “Excise Tax Amount”); and (iv) the net value of the Uncapped Payments after reduction by (A) the Excise Tax Amount, (B) the estimated income taxes payable by the Participant on the difference between the Uncapped Payments and the Capped Amount, assuming that the Participant is paying the highest marginal tax rate for state, local and federal income taxes, and (C) the estimated hospital insurance taxes payable by the Participant on the difference between the Uncapped Payments and the Capped Amount based on the hospital insurance tax rate under Section 3101(b)(1) of the Code and the additional tax for income in excess of $200,000 under Section 3101(b)(2) of the Code (the “Net Uncapped Amount”). If the Capped Amount is greater than the Net Uncapped Amount, the Participant shall be entitled to receive or commence to receive Payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount, the Participant shall be entitled to receive or commence to receive Payments equal to the Uncapped Payments. If the Participant receives the Uncapped Payments, then the Participant shall be solely responsible for the payment of all income and excise taxes due from the Participant and attributable to such Uncapped Payments, with no right of additional payment from the Company as reimbursement for any taxes. If the Participant receives the Capped Amount, the Participant shall forfeit the Severance Benefit and, if necessary, forfeit any other cash payments that the Executive may receive in connection with the Change in Control, including, if applicable, any bonus (in the order of latest scheduled to earliest scheduled payments), and if necessary, forfeit any equity awards (in the order of highest to lowest value for purposes of Code Section 280G); provided that such forfeiture be made in a manner that is compliant with Section 409A of the Code (to the extent applicable). Any determination required under this Section 7.8 shall be made in writing by independent public accountants selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Section 7.8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7.8. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.8.

Section 7.9 No Obligation to Seek Other Employment or to Otherwise Mitigate Damages. The Participant will not be required to mitigate damages or the amount of any payment provided for under the Plan by seeking other employment or otherwise. The amount of any payment provided for under the Plan will not be reduced by any compensation or benefits earned by the Participant as the result of employment by another employer or otherwise after the Participant’s Separation from Service.

ARTICLE VIII: ERISA RIGHTS STATEMENT

As an Employee in the Plan, you are entitled to certain rights and protection under ERISA. ERISA provides that all plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the plan administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.

Receive a summary of the plans’ annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights

If your Claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a Claim for benefits which is denied or ignored, in whole or in part, and you disagree with that denial, you must file an appeal of that denial in accordance with the claims procedures described in Article IV above. After your appeal is denied in accordance with the claims procedures, you may file suit in a state or Federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it determines that your claim is frivolous.

Assistance with Your Questions

If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ARTICLE IX: GENERAL INFORMATION

Section 9.1 Official Plan Name. AAON, Inc. Executive Severance Plan

Section 9.2 Plan Sponsor and Plan AAON, Inc.
Administrator.

Section 9.3 The Company Identification. 87-0448736

Section 9.4 Plan Number.     503

Section 9.5 Plan Year. The initial Plan year runs from the Effective Date through December 31; thereafter, January 1 through December 31

Section 9.6 Type of Plan.     Welfare benefit plan providing severance benefits to certain employees in the event of a termination without Cause or a termination with Good Reason.

Section 9.7    Type of Administration. The Plan is administered by the Plan Administrator.

Section 9.8 Claims Administrator. Claims committee as established by the Plan Administrator for AAON, Inc. Executive Severance Plan, from time to time.

Section 9.9 Agent for Service of
Legal Process. CT Corporation System
701 S Carson St., Suite 200
Carson City, NV 89701

Section 9.10 Funding. The Plan is funded through the general assets of the Company.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed this 30th day of July, 2024.

AAON, INC.

Name:	/s/ Gary D. Fields
Title:	Chief Executive Officer

EXHIBIT A

SEVERANCE PAY TABLE

Participant’s Position	Severance Multiple
Chief Executive Officer	2
Chief Financial Officer, Presidents, and Executive Vice Presidents	1.5
Other Officers as Designated by the Committee	1

If the Participant’s Separation from Service occurs prior to or after the Change in Control Period:

Severance Benefit equals (i) Severance Multiple for the Participant’s position, multiplied by (ii) the Participant’s Annual Base Salary immediately prior to the Participant’s Separation from Service

If the Participant’s Separation from Service occurs during the Change in Control Period:

Severance Benefit equals (i) Severance Multiple for the Participant’s position, multiplied by (ii) the Participant’s Annual Base Salary immediately prior to the Participant’s Separation from Service and the Participant’s Target Bonus.